Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern First Bancshares, Inc. and Subsidiary

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Southern First Bancshares, Inc. of our reports dated March 2, 2020, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Southern First Bancshares, Inc. and Subsidiary, appearing in the Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K of Southern First Bancshares, Inc. for the year ended December 31, 2019.

/s/ Elliott Davis, LLC

Greenville, South Carolina
January 15, 2021